Exhibit 12.1

Statement Re Computation Of Ratios

This schedule contains financial information extracted from the Registrant's Financial Statements as of December 31, 2006 and 2005 and is qualified in its entirety by reference to such Financial Statements:

	December 31, 2006	December 31, 2005
Current Ratio:

The ratio of current assets divided by current liabilities -

Current assets (numerator)	$14,409,809	$11,603,673
Current liabilities (denominator)	6,869,892	6,744,821

Current ratio	2.1	1.7

Working Capital:

Current Assets minus Current Liabilities

Current assets	$14,409,809	$11,603,673
Current liabilities	6,869,892	6,744,821

Working Capital	7,539,917	4,858,852